Exhibit 32

Section 1350 Certifications

In connection with the Annual Report of TrustCo Bank Corp NY (the “Company”) on Form 10-K for the period ending December 31, 2022 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned hereby certifies pursuant to 18 U.S. C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to our knowledge:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company for the periods described therein.

/s/ Robert J. McCormick
Robert J. McCormick
Chairman, President and Chief Executive Officer

/s/ Michael M. Ozimek
Michael M. Ozimek
Executive Vice President and Chief Financial Officer

 March 1, 2023